VALHI REPORTS FIRST QUARTER 2008 RESULTS

DALLAS, TEXAS . . May 7, 2008.  Valhi, Inc. (NYSE: VHI) reported a net loss of $5.9 million, or $.05 per diluted share, in the first quarter of 2008 as compared to net income of $26.1 million, or $.22 per diluted share, in the first quarter of 2007.  The Company’s results in 2007 include $.01 per diluted share in insurance recoveries.

The Chemicals Segment’s sales increased $18.5 million in the first quarter of 2008 as compared to the first quarter of 2007, as the favorable effect of fluctuations in currency exchange rates, which increased chemicals sales by approximately $20 million, and increases in sales volumes were more than offset by decreased average Ti02 selling prices.  Kronos’ average TiO2 selling prices in the first quarter of 2008 were 4% lower than the first quarter of 2007.  Kronos' TiO2 sales volumes in the first quarter of 2008 increased 2% as compared to the first quarter of 2007, with higher volumes in export markets more than offsetting lower demand in Europe.  Kronos’ TiO2 sales volumes in 2008 were a new first quarter record for Kronos. The table at the end of this press release shows how each of these items impacted the overall increase in the Chemicals Segment’s sales.

The Chemicals Segment’s operating income declined $19.3 million in the first quarter of 2008, as compared to the same period in 2007 due primarily to lower average TiO2 selling prices, higher utility costs, lower production volumes and higher raw material costs, partially offset by the favorable effect of higher TiO2 sales volumes.  Kronos’ TiO2 production volumes were 1% lower in the first quarter of 2008 as compared to the first quarter of 2007.  Chemicals operating income comparisons were also impacted by fluctuations in foreign currency exchange rates, which decreased chemicals operating income by approximately $7 million for the quarter.

The Component Products Segment’s sales decreased $3.0 million in the first quarter of 2008 as compared to the same quarter of 2007, primarily due to lower order rates from many customers due to unfavorable economic conditions in North America, offset in part by the effect of sales price increases for certain products to mitigate the effect of higher raw material costs.  The Component Products Segment’s operating income declined $2.6 million in the quarter due the unfavorable effect of lower sales, changes in product mix and higher raw material costs.  Component product operating income comparisons were also negatively impacted by relative changes in foreign currency exchange rates, which decreased operating income by $.6 million for the quarter.

Waste management sales decreased, and its operating loss increased, due to lower utilization of waste management services in 2008, primarily due to the completion in 2007 of a few projects that have not yet been replaced with new business.  The Company is continuing to seek opportunities to obtain certain types of new business that, if obtained, would increase our waste management sales and decrease our waste management operating loss.  In this regard, in October 2007 the Company received notification that the Texas Commission on Environmental Quality (“TCEQ”) has prepared a draft license and made a preliminary decision that this license meets all statutory and regulatory requirements for the disposal of byproduct material at the Company’s site in Andrews County, Texas.  Byproduct material includes uranium or thorium mill tailings as well as equipment, pipe and other materials used to handle and process the mill tailings.  The byproduct draft license has been scheduled for a May 21, 2008 TCEQ Commissioners meeting where it will be decided if any of the parties that have requested a public hearing will be granted their request.  If no parties are granted a hearing, the Commissioners may determine that the byproduct license is approved as a final license at the May 21st meeting.  If the Commissioners grant a hearing, it will be limited by law to enable a final decision by December 31, 2008.  When approved, this license would allow the Company to safely dispose of approximately 3,800 canisters received from the Fernald, Ohio site remediation and currently in storage at the Company’s West Texas site, as well as provide a more economical disposal facility for uranium miners in Texas and New Mexico.

General corporate interest and dividend income declined in 2008 as compared to the same periods of 2007 due primarily to lower interest income in 2008 as well as a small loss on securities transactions in 2008 compared to a small gain in 2007.  Insurance recoveries relate principally to NL’s recovery from certain former insurance carriers in settlements of claims related to certain environmental, indemnity and past litigation defense costs.  These insurance recoveries (net of tax and minority interest) aggregated $.01 per diluted share in 2007.  General corporate expenses were lower in the first quarter of 2008 as compared to the same period in 2007 due to lower litigation and related expenses at NL.  Interest expense increased due to the promissory note CompX issued in the fourth quarter of 2007 and the unfavorable effects of currency exchange rates on Kronos’ Euro denominated Senior Notes.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for the Company’s products,
•	The cyclicality of certain of the Company's businesses,
•	Customer inventory levels,
•	Changes in the Company’s raw material and other operating costs,
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
•	Customer and competitor strategies,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	The introduction of trade barriers,
•	Restructuring transactions involving us and our affiliates,
•	Potential consolidation of our competitors,
•	The extent to which our subsidiaries were to become unable to pay us dividends,
•	Fluctuations in currency exchange rates,
•	Operating interruptions,
•	The timing and amounts of insurance recoveries,
•	The ability of the Company to renew or refinance credit facilities,
•	Uncertainties associated with new product development,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more likely than not recognition criteria,

•	Environmental matters,
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and performance marine components) and waste management industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS

 (In millions, except earnings per share)

	Three months ended March 31,
	2007	2008
	(unaudited)

Net sales
Chemicals	$314.0	$332.5
Component products	43.5	40.5
Waste management	1.5	.9

Total net sales	$359.0	$373.9

Operating income (loss)
Chemicals	$30.3	$11.0
Component products	5.6	3.0
Waste management	(3.0)	(4.4)

Total operating income	32.9	9.6

Equity in earnings of:
TIMET	26.9	-
Other	(.5)	(.4)

General corporate items, net:
Securities earnings	8.2	6.6
Insurance recoveries	2.5	.1
General expenses, net	(6.0)	(5.6)
Interest expense	(15.6)	(17.4)

Income (loss) before income taxes	48.4	(7.1)

Provision for income taxes (benefit)	19.8	(1.3)

Minority interest in after-tax earnings	2.5	.1

Net income (loss)	$26.1	$(5.9)

Net income (loss) per share
Basic earnings	$.23	$(.05)

Diluted earnings	$.22	$(.05)

Shares used in calculation of per share amounts
Basic earnings	114.9	114.4

Diluted earnings	115.2	114.4

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICALS SALES

Three months ended March 31, 2007 vs. 2006
(unaudited)

Percent change in sales:
TiO2 product pricing	(4)%
TiO2 sales volumes	2
TiO2 product mix	1
Changes in foreign currency exchange rates	7

Total	6%